SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
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/_/ Definitive Additional Materials
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                            THE FORTRESS GROUP, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                             James J. Martell, Jr.,
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

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   _____________________________________________________________________________

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   _____________________________________________________________________________

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   pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing
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/_/ Check box if any part of the fee is offset as provided by
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    the offsetting fee was paid previously.  Identify the previous
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    and the date of its filing.

    1) Amount previously paid: _________________________________________________

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    4) Date filed: _____________________________________________________________

                                     [LOGO]

                            THE FORTRESS GROUP, INC.
                        1650 TYSONS BOULEVARD, SUITE 600
                             MCLEAN, VIRGINIA 22102

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 17, 1998

                            ------------------------

     The Annual Meeting of Stockholders of The Fortress Group, Inc. will be held on June 17, 1998 at The Ritz Carlton, 1700 Tysons Boulevard, McLean, VA 22102, at 8:30 a.m., local time, to consider and act upon the following matters:

     1. To elect twelve directors to serve for the ensuing year.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 20, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS,

                                     JAMES J. MARTELL, JR.,
                                     President and Chief Executive Officer

McLean, Virginia
April 30, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

                            THE FORTRESS GROUP, INC.
                        1650 TYSONS BOULEVARD, SUITE 600
                             MCLEAN, VIRGINIA 22102

                            ------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 17, 1998

                            ------------------------

GENERAL INFORMATION

     The Annual Meeting of Stockholders of The Fortress Group, Inc. (the 'Company') will be held at The Ritz Carlton, 1700 Tysons Boulevard, McLean, VA 22102, on Wednesday, June 17, 1998 at 8:30 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.The approximate mailing date for this proxy statement and proxy is May 5, 1998.

     It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it in the envelope provided. The proxy is solicited by the Board of Directors of the Company (the 'Board'). Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. The giving of the enclosed proxy does not preclude the right to vote in person at the meeting, should the stockholder giving the proxy so desire. Any person giving a proxy has the power to revoke it any time before it is voted. The proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the meeting and voting in person.

     Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the choices specified in the proxies. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     Holders of record of shares of the Company's Common Stock, $.01 par value (the 'Common Stock'), at the close of business on April 20, 1998 (the 'Record Date') are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. Each share of Common Stock has one vote. On the Record Date, there were issued and outstanding 11,771,975 shares of Common Stock.

     In addition, holders of record of shares of the Company's Class AA Convertible Preferred Stock, $.01 par value, at the close of business on the Record Date are entitled to notice of , and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. On the Record Date, there were issued and outstanding 40,000 shares of Class AA Convertible Preferred Stock, entitling the holder thereof to cast 6,666,667 votes at the Annual Meeting.

OWNERSHIP BY PERSONS OWNING MORE THAN FIVE PERCENT

     The following table sets forth information with respect to persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock or preferred stock with voting rights. Other than the Class AA Preferred Stock held by Prometheus, all of the stock set forth in the table is Common Stock.

                                                                       AMOUNT AND
                                                                       NATURE OF     PERCENT OF     PERCENT OF VOTING
NAME AND ADDRESS OF                                                    BENEFICIAL    CLASS AS OF        STOCK AS
BENEFICIAL OWNER                                                       OWNERSHIP     RECORD DATE     OF RECORD DATE
--------------------------------------------------------------------   ----------    -----------    -----------------

Prometheus Homebuilders LLC ........................................     898,845          7.6%              4.9%
  30 Rockefeller Plaza, 63rd Floor                                        40,000(a)     100.0%             36.2%
  New York, NY 10020

Robert Short .......................................................   1,573,517(b)      13.4%              8.5%
  534 Commons Drive
  Golden, CO 80401

J. Christopher Stuhmer .............................................   1,509,409         12.8%              8.2%
  9500 Hillwood Drive, Suite 200
  Las Vegas, NV 89134

Heartland Advisors, Inc. ...........................................   1,082,600(c)       9.2%              5.9%
  790 North Milwaukee Street
  Milwaukee, WI 53202

Charles F. Smith ...................................................     675,041(d)       5.7%              3.7%
  P.O. Box 9672
  McLean, VA 22102

Thomas Buffington ..................................................     714,265(e)       6.0%              3.9%
  8716 Mopac Expressway, Suite 100
  Austin, TX 78759

J. Marshall Coleman ................................................     651,585(f)       5.5%              3.5%
  1650 Tysons Boulevard, Suite 600
  McLean, VA 22102

James J. Martell, Jr. ..............................................     624,423(g)       5.3%              3.4%
  1650 Tysons Boulevard, Suite 600
  McLean, VA 22102

------------------
(a) 40,000 shares, having an initial liquidation value of $40,000,000, of Class AA Preferred Stock are issued and outstanding. Such shares entitle Prometheus to cast 6,666,667 votes at the Annual Meeting. Subject to the terms and conditions of the Stock Purchase Agreement dated as of February 19, 1998 between the Company and Prometheus, Prometheus has also acquired Warrants for 375,000 shares of Common Stock and has the right to acquire an aggregate of 35,000 shares, having an initial liquidation value of $35,000,000, of Class AB Preferred Stock; Warrants for 625,000 shares of Common Stock; and Contingent Warrants, which potentially provide for the issuance of between 380,952 and 5,714,286 shares of Common Stock. Prometheus, which may be deemed to be the beneficial owner of the foregoing securities, disclaims beneficial ownership of all but the 40,000 shares of Class AA Preferred Stock.

(b) Of the 1,573,517 shares, Mr. Short's children own 4,000 shares.

(c) This information is based on a Schedule 13G dated January 27, 1998 which was filed by Heartland Advisors, Inc. According to such Schedule 13G, Heartland Advisors, Inc. has sole voting power over 1,011,600 shares.

(d) Of the 675,041 shares, Mr. Smith's family members own 28,098 shares.

(e) Includes options to purchase 50,000 shares of Common Stock that are exercisable within the next 60 days.

(f) Of the 651,585 shares, Mr. Coleman owns 325,792.5 shares, and Patricia A. Donnelly, his wife, owns 325,792.5 shares.

(g) Of the 624,423 shares, Mr. Martell, his wife, owns 490,423 shares, Mary Ann Martell, his wife, owns 120,150 shares, and their children own 13,850 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, persons who own more than ten percent of a registered class of the Company's equity securities and certain entities associated with the foregoing ('Reporting Persons') to file reports of ownership and changes in ownership of Forms 3, 4 and 5 with the Securities and Exchange Commission (the 'SEC'). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC. Based solely upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, all of such forms were filed on a timely basis by reporting persons during 1997 except for the inadvertent late filing of a monthly reporting form representing one transaction by Mr. Pirrello and the inadvertent late filing of a monthly reporting form representing one transaction by Mr. Martell.

                            I. ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board shall consist of twelve directors who shall be elected annually by the holders of the Common Stock and the Series AA Preferred Stock (the 'Common Directors') and three directors who shall be elected annually by the holders of the Series AA Preferred Stock (the 'Preferred Directors'). The following persons are proposed to be elected as the Common Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Common Director should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board, unless the number of Common Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a Common Director.

     The following information is furnished with respect to each nominee for election as a Common Director, with respect to each Preferred Director, and with respect to each executive officer of the Company named in the Summary Compensation Table below.

                                                                           SHARES OF
                                                                            COMMON       PERCENTAGE OF
                                                                           STOCK OF       OUTSTANDING
                                                                              THE        SHARES OF THE
                                                                            COMPANY        COMPANY'S
                                                                          BENEFICIALLY   COMMON STOCK
                                                                             OWNED       BENEFICIALLY     YEAR FIRST
                                          POSITIONS AND OFFICES            AS OF THE    OWNED AS OF THE     BECAME
NAME                        AGE              WITH THE COMPANY             RECORD DATE     RECORD DATE     A DIRECTOR
--------------------------  ---   --------------------------------------  -----------   ---------------   ----------
                                     NOMINEES FOR ELECTION AS COMMON DIRECTORS
J. Marshall Coleman.......  55    Director; Chairman of the Board of the     651,585           5.5%          1996
                                    Company
James J. Martell, Jr......  47    Director; President and Chief              624,423           5.3%          1995
                                    Executive Officer of the Company
George C. Yeonas..........  43    Director; Chief Operating Officer           42,500(a)         *            1997
Thomas B. Buffington......  53    Director; President of Buffington          714,265(b)        6.0%          1996
                                    Homes, Inc.
Robert Short..............  52    Director; President of The Genesee       1,573,517          13.4%          1996
                                    Company
J. Christopher Stuhmer....  41    Director; President of Christopher       1,509,409          12.8%          1996
                                    Homes, Inc.
Lawrence J. Witek.........  45    Director; President and Chief              367,628           3.1%          1996
                                    Executive Officer of Sunstar Homes
Mark L. Fine..............  53    Director                                     6,000(c)         *            1996
Edward J. Mathias.........  56    Director                                    16,000(c)         *            1997
Steven D. Rivers..........  49    Director                                     6,000(c)         *            1996
William A. Shutzer........  51    Director                                    11,000(c)         *            1996
Charles F. Smith..........  54    Director                                   675,041           5.7%          1995
                                                PREFERRED DIRECTORS
Robert P. Freeman.........  52    Director                                       500(d)         *            1998
Murry N. Gunty............  30    Director                                       500(d)         *            1998
James D. Klingbeil........  61    Director                                       500(d)         *            1998
                                              OTHER EXECUTIVE OFFICERS
Jamie M. Pirrello.........  39    Chief Financial Officer                     18,632            *

------------------
* Less than 1%

(a) Includes 30,000 shares restricted by vesting terms and 12,500 shares that Mr. Yeonas has the right to acquire pursuant to the Company's Stock Option Plan.

(b) Includes 50,000 shares that Mr. Buffington has the right to acquire pursuant to the Company's Stock Option Plan.

(c) Includes 3,000 shares that Mr. Mathias and 6,000 shares that Messrs. Fine, Shutzer and Rivers have the right to acquire pursuant to the Company's Stock Option Plan.

(d) Consists of 500 shares that Messrs. Freeman, Gunty and Klingbeil have the right to acquire pursuant to the Company's Stock Option Plan.

OTHER INFORMATION RELATING TO DIRECTORS

     The following is a brief description of the business experience during the last five years of each member of the Board.

     Mr. Coleman has been Chairman of the Board of the Company since May 1996. Prior to assuming this position, Mr. Coleman was an attorney with Katten Muchin & Zavis, a national law firm, and was the Managing Partner of its Washington office from 1994 until April 1996. From 1985 until 1992, Mr. Coleman was an attorney at the Washington, D.C. law firm of Arent Fox Kintner Plotkin & Kahn. Mr. Coleman was Attorney General of Virginia from 1978 to 1982. From 1986 to 1993, Mr. Coleman was a director of NVR, a publicly traded homebuilding company.

     Mr. Martell has been President and Chief Executive Officer of the Company since June 1995 and has more than 10 years in the homebuilding industry. Since 1992, Mr. Martell has been an advisor and consultant to various companies in the homebuilding and technology industries. From 1991 to 1992, Mr. Martell served as Managing Director of Investment Banking at Credit International Bank as well as a member of its board of directors.

     Mr. Yeonas joined the Company as Chief Operating Officer in August 1997 and has over 20 years in the homebuilding industry. Prior to joining Fortress, Mr. Yeonas served for seven years as Vice President and General Manager of the Arvida Company's South Florida division. His responsibilities there included the management of the city of Weston, Florida's number one selling community. Prior to joining Arvida, Mr. Yeonas served as Vice President of Development for NVR in Washington, DC, and as Divisional Partner for Trammell Crow in Tampa, Florida.

     Mr. Buffington became a director of the Company in March 1996 and has served as the President of Buffington Homes, Inc. since 1987.

     Mr. Short became a director of the Company in March 1996 and has served as the President and Chief Executive Officer of The Genesee Company since 1980.

     Mr. Stuhmer became a director of the Company in March 1996 and has served as the President of Christopher Homes, Inc. since 1987.

     Mr. Witek became a director of the Company in March 1996 and served as the Chief Operating Officer of Sunstar Homes from 1987 to April of 1998 and currently serves as the Chief Executive Officer of Sunstar Homes.

     Mr. Fine became a director for the Company in April 1996 and currently is the President of Mark L. Fine & Associates, a development company formed in June 1994. Mr. Fine has more than 20 years of experience in the building industry and led the development of Las Vegas' two largest master-planned communities. From June 1990 to June 1994, Mr. Fine served as the President of Summerlin, a division of Howard Hughes Corporation.

     Mr. Mathias has been a Managing Director of The Carlyle Group, a Washington, D.C. merchant banking firm, since January 1994. Previously, Mr. Mathias was with T. Rowe Price Associates, Inc. where he served on its board of directors and was a member of its Management committee for over ten years. In addition, he is a director of U.S. Office Products Company and Sirrom Capital.

     Mr. Rivers became a director of the Company in April 1996 and, since 1991, has been a broker with A.G. Edwards & Sons, Inc., an investment firm, in Austin, Texas. Since July 1995, Mr. Rivers has served as a Director for the Lower Colorado River Authority in Austin, Texas, and he currently serves as the Chairman of such Authority's Audit Committee.

     Mr. Shutzer is an Executive Vice President and the head of the investment banking division at Furman Selz, LLC, an international investment banking, financial services and securities firm headquartered in New York. Mr. Shutzer is a member of the operating committee and is also a member of the board of directors. He is head of the investment banking operating committee and a member of the firm's commitment committee. Mr. Shutzer joined Furman Selz in 1994 after spending 21 years in the investment banking division at Lehman Brothers. He also serves on the board of directors of Tiffany & Co.

     Mr. Smith is a founder of the Company and has been a director since June 1995. Mr. Smith founded Madison Financial Investors in 1997 and is its Managing Director. From 1972 to 1997, Mr. Smith served as Chief Financial Officer, Senior Vice President and Treasurer of I & K Productions, Inc., a privately held entertainment holding company which owns Ringling Brothers Barnum & Bailey Combined Shows, Inc., Ice Follies, Holiday On Ice and other entertainment and merchandising operations.

     Mr. Freeman is a principal of Lazard Freres Real Estate Investors LLC ('Lazard'). In that capacity, Mr. Freeman is responsible for Lazard's investments, portfolio management, asset management, and administrative functions. Mr. Freeman joined Lazard at the end of 1992 from Perini Investment Properties, Inc., an American Stock Exchange listed real estate investment and management company, where he had been president and chief executive officer since 1991 and a director since 1985. Mr. Freeman serves on the board of directors of ARV Assisted Living; American Apartment Communities II; American Apartment Communities III; Kapson Senior Quarters, Inc.; The Rubenstein Company, LP; Atlantic American Properties Trust; and Commonwealth Atlantic Properties.

     Mr. Gunty is a principal of Lazard. In that capacity, Mr. Gunty is responsible for Lazard's investments. Prior to joining Lazard in 1995, Mr. Gunty was employed by J.E. Robert Company, where he worked on investment activities, real estate investment trusts, commercial mortgage-backed securities, and other corporate opportunities. Prior to that he worked at Trammell Crow Ventures. Mr. Gunty serves on the board of directors of ARV Assisted Living; The Rubenstein Company, LP; Kapson Senior Quarters, Inc.; and Atlantic American Properties Trust.

American Properties.

     Mr. Klingbeil is the Chairman, President and Chief Executive Officer of American Apartment Communities, which owns, manages, or has a controlling interest in a portfolio of apartment communities. Mr. Klingbeil also serves as Chairman of The Klingbeil Company which since its formation in 1961 has engaged in real estate investment, construction, and management.

COMMITTEES OF THE BOARD

  Audit Committee

     The Audit Committee is responsible for assuring the accuracy and consistency of financial reporting and accounting practices by the Company and its subsidiaries. The Audit Committee is responsible for (i) retaining, and evaluating the performance of, the Company's independent auditors; (ii) approving the Company's annual audit plan; (iii) reviewing reports of the independent auditors concerning the adequacy of financial controls, responsiveness of management, quality of systems and other related subjects;
(iv) monitoring compliance with the Company's policies and procedures; and (v) when requested, reviewing proposed transactions between the Company and its 'affiliates' (e.g., officers, directors and significant stockholders) to determine the fairness and reasonableness of the transactions.

  Compensation Committee

     The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation structure and is responsible for (i) establishing the overall compensation policies for the Company; (ii) determining the compensation of the Company's senior executives;
(iii) approving the Company's Incentive Compensation Plan and all other long- or short-term incentive compensation plans; (iv) assuring that the Company's compensation plans and policies are competitive with the market and in compliance with applicable SEC and Internal Revenue Service regulations; and (v) reporting on the Company's compensation practices in each year's proxy statement.

  Nominating Committee

     The Nominating Committee is responsible for recruiting and nominating candidates for the Board as well as re-nominating existing directors. Prior to each annual meeting of stockholders, the Nominating Committee reports to the Board regarding its nominees and the background and an evaluation of each candidate. The Committee may also advise the Board with respect to matters of Company philosophy, diversity, composition and related matters. The nominating committee will consider nominees for Common Directors recommended by stockholders. Recommendations by stockholders should be submitted to the Company's secretary and should identify the recommended nominee by name and provide detailed background information. Recommendations received by December 31, 1998 will be considered by the nominating committee for nomination at the 1999 Annual Meeting of Stockholders. Until the term of the Stockholders' Agreement (as defined and described below) expires, nominees for Common Directors are determined pursuant to the Stockholders' Agreement.

  Committee Members

     The current members of the above-referenced committees are (a) Audit Committee--Messrs. Fine, Rivers, Smith, and Gunty; (b) Compensation Committee--Messrs. Shutzer, Fine, Mathias, and Gunty; and (c) Nominating Committee--Messrs. Smith, Rivers, Shutzer, Fine, and Gunty. Committee membership is determined on an annual basis and will be modified following the next Annual Meeting.

STOCKHOLDERS' AGREEMENT

     Each of the owners of the four founding builders prior to the initial public offering, (Buffington Homes, Christopher Homes, The Genesee Company and Sunstar Homes), (the 'Founding Builders') and each of the pre-initial public offering stockholders of the Company, Messrs. Coleman, Martell, Smith, Pirrello and certain other persons ('Existing Stockholders') entered into an agreement (the 'Stockholders' Agreement') with respect to nominating and electing Directors to the Board. Pursuant to the Stockholders' Agreement, the Existing Stockholders and the Founding Builders have agreed to elect one director each from the four Founding Builders and four directors nominated by the Existing Stockholders in each of the Annual Stockholders' Meetings for fiscal years 1996, 1997, 1998 and 1999; in each of the Annual Stockholders' Meetings for fiscal years 1996 and 1997, the Existing Stockholders and the Founding Builders have agreed to elect two independent directors nominated by the Founding Builders and one independent director nominated by the Existing Stockholders. Each of the parties to the Stockholders' Agreement has agreed to vote its Common Stock in order to cause the nominees of the Founding Builder's Owners and the Existing Stockholders nominated for election to be elected to the Board. The Stockholders' Agreement will terminate immediately following the Company's Annual Meeting of Stockholders relating to fiscal year 1999 (but occurring in fiscal year 2000). By virtue of the Stockholders' Agreement, the election of the nominees to the Board at the Annual Meeting is assured.

                                II. COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Summary Compensation Table

     The following table sets forth information for the two fiscal years ended December 31, 1997 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus exceeded $100,000 (the 'Named Executive Officers').

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                            -------------------------
                                                                                     AWARDS              PAYOUTS
                                                                            -------------------------    -------    ALL OTHER
                                                   ANNUAL COMPENSATION      SHARES OF       SHARES        LTIP       COMPEN-
NAME AND                                         -----------------------    RESTRICTED    UNDERLYING     PAYOUTS     SATION
PRINCIPAL POSITION                       YEAR    SALARY ($)    BONUS ($)      STOCK       OPTIONS (#)      ($)         ($)
--------------------------------------   ----    ----------    ---------    ----------    -----------    -------    ---------
James J. Martell, Jr., ...............   1997      350,000          -0-          -0-            -0-        -0-         7,720
  President and Chief                    1996      166,667      225,490          -0-            -0-        -0-        75,078(1)
  Executive Officer
George Yeonas,  ......................   1997       98,485      150,000       30,000(2)      50,000        -0-           -0-
  Chief Operating Officer                1996          -0-          -0-          -0-            -0-        -0-           -0-
Jamie M. Pirrello, ...................   1997      180,000          -0-          -0-            -0-        -0-           -0-
  Chief Financial Officer                1996      106,667      112,745          -0-            -0-        -0-        36,000(1)

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------
1) Except for Mr. Martell, the entire amount of other compensation represents payment for consulting services prior to the Company's initial public offering. Mr. Martell's total includes the above and an auto allowance in the amount of $3,078.

2) Mr. Yeonas received 30,000 shares of Common Stock that vest in equal portions over 6, 18, and 30 months of employment.

  Stock Options

     The Company's Employee Stock Option Plan provides for the grant of options with respect to the Common Stock. The table below sets forth information on option grants in fiscal 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           PERCENT OF TOTAL
                                                          OPTIONS GRANTED TO
                                             OPTIONS      EMPLOYEES IN FISCAL    EXERCISE    EXPIRATION       GRANT DATE
NAME                                        GRANTED(1)           YEAR             PRICE         DATE       PRESENT VALUE(2)
-----------------------------------------   ----------    -------------------    --------    ----------    ----------------
James J. Martell, Jr.....................          0                 0                  0            0                0
George C. Yeonas.........................     50,000              21.7%          $ 5.9375      8/11/07         $139,000
Jamie M. Pirrello........................          0                 0                  0            0                0

------------------
1) Options vest in equal portions on the date of initial employment and the first, second, and third anniversaries thereof.

2) The grant date present values are calculated based on the Black-Scholes model. The assumptions used in the calculations include an expected volatility of 35%, a risk free rate of return of 6.0%, an annual dividend yield of one cent per share and a time to exercise of 7.68 years.

  Aggregated Option Exercises and Fiscal Year-End Option Value Table

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 1997 by each of the Named Executive Officers and the value of unexercised options held by such persons as of December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                        SHARES UNDERLYING              VALUE OF UNEXERCISED
                                      SHARES                          UNEXERCISED OPTIONS AT               IN-THE-MONEY
                                     ACQUIRED                               FY-END (#)                OPTIONS AT FY-END ($)
                                        ON            VALUE        ----------------------------    ----------------------------
NAME                               EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------   ------------    ------------    -----------    -------------    -----------    -------------
James J. Martell, Jr............        -0-             -0-            -0-               -0-           -0-             -0-
George C. Yeonas................        -0-             -0-            -0-            50,000           -0-             -0-
Jamie M. Pirrello...............        -0-             -0-            -0-               -0-           -0-             -0-

EMPLOYMENT AGREEMENTS

     Messrs. Martell and Pirrello have employment agreements with the Company effective April 15, 1996 and expiring in the year 2000. Mr. Yeonas has an employment agreement with the Company, effective August 11, 1997 and expiring in the year 2000. The agreements automatically renew for successive one-year periods, following the initial term, unless either the Company or employee provides written notice of its intent to terminate. The agreements provide for various benefits including a base salary of $350,000, $180,000, and $250,000, respectively. The agreements also provide for additional bonus compensation under the Company bonus program, which is tied to operational results.

     Messrs. Martell, Pirrello, and Yeonas may be terminated for 'cause' as defined in the agreements, or without cause. If terminated for cause, the termination will be effective upon receipt of proper notice by the employee. If Messrs. Martell, Pirrello, or Yeonas are terminated for other than cause, the employee shall be entitled to his base salary for the remainder of the agreement term as well as a pro-rata share of his bonus, as determined by the Board.

  Compensation of Directors

     Under the Company's standard arrangements, each non-employee director of the Company receives an annual director's fee of $20,000, payable $5,000 each quarter, and $1,000 for attendance at Board meetings. All directors are reimbursed for out-of-pocket expenses incurred to attend meetings. Employee directors of the Company do not receive any additional compensation for services as a director.

  Compensation Committee Interlocks and Insider Participation

     None of the Compensation Committee members are or were officers or employees of the Company or any of its subsidiaries.

     During 1997, the Company paid fees to Furman Selz related to the Company's agreement with Prometheus Homebuilders LLC. Mr. Shutzer is a Vice President of and the head of investment banking at Furman Selz.

                      REPORT OF THE COMPENSATION COMMITTEE

  Board Compensation Committee Report on Executive Compensation

     General. The Compensation Committee's compensation philosophy relative to the Company's executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase shareholder value. This philosophy is implemented by establishing salaries, cash and stock bonuses, and stock option programs.

     Salaries. The Compensation Committee's policy is to provide salaries that are competitive with those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Company research and the research of consultants concerning the salaries paid by the Company's competitors.

     Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase shareholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance.

     Stock Options. The Compensation Committee's policy is to award stock options to the Company's officers in amounts reflecting the participant's position and ability to influence the Company's overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of stockholders of the Company, and to attract and retain qualified employees. The Compensation Committee's policy has generally been to grant options with terms of five to ten years (in certain cases, with portions exercisable over shorter periods) to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.

     The only stock options granted to executive officers of the Company in 1997 were options for 50,000 shares, with a strike price of $5.9375 per share, issued to George C. Yeonas on August 11, 1997.

     1997 Compensation Decisions Regarding the President and Chief Executive Officer. Compensation paid to Mr. Martell was in accordance with his employment agreement, which was negotiated prior to the Company's initial public offering and creation of the Compensation Committee. No bonus was paid to Mr. Martell for the fiscal year 1997 based on the Company's performance in accordance with a previously established policy.

                                          COMPENSATION COMMITTEE

                                          William A. Shutzer
                                          Mark L. Fine
                                          Edward J. Mathias
                                          Murry N. Gunty

COMPARATIVE STOCK PERFORMANCE

     The graph below compares cumulative total stockholder return on the Common Stock during the period from May 16, 1996 (the date on which the Common Stock commenced trading) with the cumulative total return over the same period of (ii) the Standard & Poor's 500 Index and (ii) a peer group of publicly-traded companies selected by the Company for purposes of this comparison (the 'Peer Group')*. This graph assumes the investment of $100 at the close of trading on May 16, 1996 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and assumes reinvestment of dividends. Measurement points are at May 16, 1996, June 30, 1996, September 30, 1996, December 31, 1996, March 31, 1997, June
30, 1997, September 30, 1997, and December 31, 1997.

                           COMPARATIVE TOTAL RETURNS
          THE FORTRESS GROUP, INC., STANDARD & POOR'S 500, PEER GROUP
              (Performance results from 5/16/96 through 12/31/97)

                                    [GRAPH]

Source: Zacks Investment Research, Inc.
------------------
* The peer group includes the following companies: Beazer Homes USA, Inc., DR Horton, Inc., Engle Homes, Inc., Kaufman and Broad Home Corporation, Pulte Corporation, Toll Brothers, Inc., Zaring Homes, Inc., M/I Schottenstein Homes, Inc., Centex Corporation, Continental Homes, Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc., The Ryland Group, Inc. and U.S. Home Corporation. The Lennar Corporation was included in the peer group comparison in the 1996 Proxy Statement. The Lennar Corporation is not included above due to the lack of comparability of its 1997 and 1996 results due to a division spin-off in 1997.

                           III. CERTAIN TRANSACTIONS

     At the beginning of 1997, the Company's Genesee subsidiary leased its administrative office space from Genesee Holdings Corporation, of which Mr. Short was the president and owner; the Company made lease payments of $83,215 to this entity in 1997. Genesee relocated their offices during 1997 and currently leases its administrative office space from RS Investments III LLC, in which Mr. Short has 33.3% beneficial interest (25.4% personally held and 7.9% held by family members). In 1997, the Company made lease payments of $28,586 to RS Investments III LLC. The Company's Christopher Homes subsidiary leases its administrative office space from Towne Center L.P. Mr. Stuhmer is the president and sole shareholder of the general partner, which owns 1% of this partnership. The remaining 99% of Towne Center L.P. is owned by Mr. Stuhmer's Family Trust. In 1997, the Company made lease payments of $252,888 to Towne Center L.P. The Company believes that the above referenced leases are at market rates.

     The Company has a note receivable bearing interest at 13.75% from another director, Mr. Stuhmer, for approximately $600,000, at December 31, 1997, net of accrued interest, which is secured by that director's shares in the Company.

     The Company has entered into a Consulting Agreement dated as of May 1, 1996 with Commonwealth Homes, Inc. (Commonwealth), a company owned by Mr. Coleman (the Consulting Agreement). Pursuant to the Consulting Agreement, Commonwealth (including Mr. Coleman and his employees) is engaged to provide mergers and acquisitions, financial advisory and strategic planning services. The Consulting Agreement has a term of three years and automatically renews for successive one-year periods unless either party provides notice within 90 days of termination stating that the agreement will be terminated. The Consulting Agreement provides for the payment of consulting fees, in amounts to be agreed upon, on a transaction-by-transaction basis in connection with acquisitions, joint ventures and similar arrangements and capital raising transactions. Such fees will generally be based upon a percentage of the value of the transaction and are required to be (i) approved as to fairness by a committee of disinterested directors, (ii) reasonable and customary in relation to the size and complexity of the transaction and (iii) contingent upon the completion of the subject transaction. The agreement also provides for reimbursement for reasonable and necessary out-of-pocket expenses and an annual fee of $350,000, which amount is to be taken into account in determining the transaction based fees. The Company paid $540,000 pursuant to the Consulting Agreement in 1997.

     In the ordinary course of business, the Company has entered into model home sale-leaseback transactions with certain directors and entities owned by certain directors. During 1997, the Company sold ten model homes for a total sales price of approximately $2,000,000 to a limited liability company that is 50% owned by Mr. Witek and paid lease payments, at terms no more favorable than available to an unrelated party, totaling approximately $144,000 to that same entity. Additionally, the Company made lease payments of approximately $22,000 to Mr. Witek, at terms no more favorable than available to an unrelated party, relating to a model home which he and his wife had purchased in 1996. During 1997, the Company sold seven model homes for a total sales price of approximately $1,400,000 to a limited liability company beneficially-owned by Mr. Short (73% personally held and 27% held by family members) and paid lease payments, at terms no more favorable than available to an unrelated party, totaling approximately $72,000 to this entity. The Company also sold six model homes for a total sales price of approximately $1,700,000 to a limited liability company beneficially-owned in part by Mr. Short (23.8% personally held and 57.2% held by family members) and paid lease payments, at terms no more favorable than available to an unrelated party, totaling approximately $38,000 to this entity.

     During 1997, the Company paid fees to Furman Selz related to the Company's agreement with Prometheus Homebuilders LLC. Mr. Shutzer is a Vice President of and the head of investment banking at Furman Selz.

                               IV. OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP served as the independent accountants for the Company and its subsidiaries for 1997 and has reported on the Company's consolidated financial statements included in the Annual Report of the Company which accompanies this proxy statement. The Board, which appoints the Company's independent accountants, has not yet appointed the independent accountants for 1998 and anticipates doing so in the second quarter upon recommendation of the Audit Committee.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement at the meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

OTHER PROPOSALS

     Neither the Company nor the members of its Board intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Stockholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ James J. Martell, Jr.
                                          -------------------------
                                          JAMES J. MARTELL, JR.
                                          President and Chief Executive Officer

Dated: April 30, 1998

                           THE FORTRESS GROUP, INC.

        PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE FORTRESS GROUP
                ANNUAL MEETING OF SHAREHOLDERS -- JUNE 17, 1998

     James J. Martell, Jr. and J. Marshall Coleman, and each of them, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders to be held June 17, 1998, and at any adjournment or adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.
                                         PLEASE VOTE, DATE AND SIGN ON REVERSE
                                          AND RETURN PROMPTLY IN THE ENCLOSED
                                                       ENVELOPE.

                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS ON THIS PROXY. WHEN SIGNING AS
                                        ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                        TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR
                                        FULL TITLE. IF SHARES ARE HELD JOINTLY,
                                        EACH HOLDER SHOULD SIGN.

                      HAS YOUR ADDRESS CHANGED?                                          DO YOU HAVE ANY COMMENTS?
---------------------------------------------------------------------  -------------------------------------------------------------
---------------------------------------------------------------------  -------------------------------------------------------------
---------------------------------------------------------------------  -------------------------------------------------------------

                                                                                    FOR      WITHHOLD     FOR ALL EXCEPT
1.  Election of Directors:                                                          / /        / /            / /
          J. Marshall Coleman         Lawrence J. Witek
          James J. Martell, Jr.       Mark L. Fine
          George C. Yeonas            Edward J. Mathias
          Thomas B. Buffington        Steven D. Rivers
          Robert Short                William A. Shutzer
          J. Christopher Stuhmer      Charles F. Smith
    NOTE:  If you do not wish your shares voted 'For' a particular nominee, mark the 'For All Except' box and strike a line through the nominee's name. Your shares will be voted for the remaining nominees.

2.  In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.            / /


The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the proxy statement relating thereto and the Annual Report for 1997.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The signature of shareholder should correspond exactly with the name stenciled hereon. Joint owners should sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.
--------------------------------------------------------------------------------
 SHAREHOLDER SIGN HERE              DATE      CO-OWNER SIGN HERE            DATE